For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Lihua Wang, Director & CFO	Mr. Mark Collinson, Partner
NF Energy Saving Corp.	CCG Investor Relations
Tel: +86 24-8563 1159	Tel: +1 310-954-1343
Email: wlh@nfenergy.com	Email: mark.collinson@ccgir.com
Website: www.nfenergy.com	Website: www.ccgirasia.com

NF Energy Saving Corp. Completes Reverse Stock Split

Shenyang, Liaoning Province, China, September 16, 2010 – NF Energy Saving Corp. (OTC Bulletin Board:  NFEC) ("NF Energy" or the "Company"), a leading energy saving services provider for China’s power, petrochemical, coal, metallurgy, construction, and municipal infrastructure development industries, today announced a 2.5-for-1 reverse split of its common stock that will take effect with the opening of the stock market on September 16, 2010.

The split is part of NF Energy’s efforts to pursue an exchange listing for its common stock for which an application has been submitted. Following the reverse stock split, NF Energy will have 5,326,195 shares of common stock outstanding, excluding unexercised options and warrants and subject to a rounding up adjustment for fractional shares. The Company’s ticker symbol will be unchanged by this action.

“We are excited to have successfully completed our reverse stock split, which we view as a precursor to listing on an exchange,” commented Mr. Gang Li, NF Energy’s CEO. “We believe that listing our shares on a major exchange will provide a better trading platform for our investors and is an important part of our overall commitment to enhancing shareholder value.”

About NF Energy Saving Corporation

NF Energy Saving Corporation (OTCBB:NFEC) is a China-based provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to provide energy saving services to clients. The Company’s customers are mainly concentrated in the electrical generation (large-scale thermal power generation, hydroelectric power, wind power, and nuclear power), water supply, and heat supply industries. The majority of revenues are from energy efficient flow control equipment and energy efficiency projects. For more information, visit http://www.nfenergy.com

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